Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.02

MASTER POWER PURCHASE AND SALE AGREEMENT

This Master Power Purchase and Sale Agreement (this “Master Agreement” and together with all Transaction Agreements, collectively, the “Agreement”) is entered into effective as of this 7th day of July, 2004 (the “Effective Date”) by and between Southwestern Public Service Company (“Company”), and El Paso Electric Company (“Counterparty”). Each of the Company and Counterparty may also be referred to individually as a “Party” or collectively as the “Parties.” Unless otherwise defined in this Master Agreement, capitalized terms shall have the meanings set forth in Appendix “1” attached to this Master Agreement.

SECTION 1.

SCOPE OF AGREEMENT

1.1. Scope of Agreement. (a) This Master Agreement is entered into in accordance with the Company’s Rate Schedule for Market-Based Power Sales (“Rate Schedule”), and the terms of that Rate Schedule, and the service agreement between the Parties entered thereunder (“Service Agreement”), apply to this Master Agreement and any Transaction Agreements as though set forth herein and therein. From time to time, the Parties may, but shall not be obligated to, enter into Transactions for the sale and purchase of Power hereunder. Certain terms of specific Transactions will be set forth in appropriate Transaction Agreements entered into in accordance with this Master Agreement. However, the Parties are relying upon the fact that all Transaction Agreements, together with this Master Agreement, shall constitute a single integrated agreement, and that the Parties would not otherwise enter into any agreement to undertake a specific Transaction. In the event of any conflict between or among the documents comprising this Agreement, the following order of precedence shall apply: (i) written Transaction Agreement (including Confirmations), (ii) Master Agreement, and (iii) oral Transaction Agreement. All purchases and sales between the Parties from and after the Effective Date shall be deemed to be under the Rate Schedule, the Service Agreement, and this Master Agreement unless expressly agreed to otherwise. The Parties acknowledge that this Master Agreement and any Transaction Agreement governed by it shall be subject to the filing, disclosure, or notification requirements, if any, of the FERC.

(b) Each Party conducts its operations in a manner intended to comply with FERC Order No. 2004, Standards of Conduct for Transmission Providers, requiring the separation of its transmission and merchant functions. Moreover, each Party’s transmission function offers transmission service on its system in a manner intended to comply with FERC policies and requirements relating to the provision of open-access transmission service. Accordingly, each Party acknowledges that the other Party’s responsibilities and obligations under the Master Agreement and any Transaction are those of that Party’s merchant function, not of its transmission function, and that neither this Master Agreement nor any Transaction Agreement imposes any responsibilities or obligations on that Party’s transmission function. To the extent either Party obligates itself to arrange transmission on its system in connection with a Transaction, it is understood that such Party will do so in a manner consistent with the open-access

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transmission tariff that is applicable to its system, and it will only communicate with its transmission function in a manner consistent with FERC Order No. 2004 (as it may be modified or superseded by subsequent FERC orders).

1.2. Transaction Procedures. During the term of this Agreement, the Parties may notify each other that Power is sought or available for purchase or sale. Each Transaction shall be effectuated and evidenced by the Authorized Representatives of the Parties at the time the Transaction is agreed to and shall be set forth as follows: (i) by a written Transaction Agreement executed by the Parties or (ii) in a telephone conversation between the Parties whereby an offer and acceptance shall constitute an oral Transaction Agreement of the Parties (which agreement may be subsequently set out in a Confirmation, as described below) provided each Party may stipulate by prior notice to the other Party that all Transactions or particular types of Transactions (e.g., having a certain duration or above a certain price) shall be effectuated and formed only by means of procedure (i) above. Long-term Transactions (i.e., having a duration of greater that a year) must be evidenced by a written Transaction Agreement. The specific terms to be established by the Parties for each Transaction in a Transaction Agreement shall include the Buyer and Seller, the nature of the Power to be provided (i.e., capacity, energy, or both), the Period of Delivery, the Contract Price, the Delivery Point, the Contract Quantity, whether the Transaction is Firm or Non-Firm, Scheduling, and such other terms as the Parties shall agree upon. The Seller may confirm a telephonic Transaction by forwarding to the Buyer a Confirmation, which shall be executed by the Buyer (with any objections noted thereon) and returned to the Seller within two (2) Business Days of Buyer’s receipt of it or else be deemed correct as sent, absent manifest error. Failure by the Seller to send a Confirmation shall not invalidate any Transaction agreed to by the Parties. The Parties agree not to contest or assert any defense to the validity or enforceability of telephonic Transactions entered into in accordance with this Master Agreement under Laws relating to whether certain agreements are to be in writing or signed by the Party to be bound, or the authority of any employee of the Party to enter into a Transaction. Each Party consents to the recording of its representatives’ telephone conversations without any further notice. All recordings may be introduced into evidence and used to prove oral agreements between the Parties permitted by this Section 1.2.

1.3. Term of Agreement. The Parties intend that the term of this Master Agreement shall commence on the Effective Date and continue until terminated by either Party upon thirty (30) days prior written notice; provided, however, that this Master Agreement shall remain in effect with respect to any Transaction(s) entered into prior to the effective date of the termination until both Parties have fulfilled all their obligations with respect to such Transaction(s).

1.4. Regulatory Approval. The Parties acknowledge that under current FERC policy, neither Company nor Counterparty are required to file this Master Agreement with the FERC for its approval. In the event that FERC changes its policy, either Party may file this Master Agreement with the FERC, and the other Party shall not oppose such filing.

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SECTION 2.

REPRESENTATIONS AND WARRANTIES

On the Effective Date and the date of entering into each Transaction, each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is qualified to conduct its business in each jurisdiction in which a Transaction will be performed by it, (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Master Agreement and each Transaction, (iii) the execution, delivery and performance of this Master Agreement and each Transaction are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party, or any Law applicable to it, (iv) this Master Agreement and each Transaction when entered into in accordance with this Master Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses, (v) there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it (vi) there are no Legal Proceedings that materially adversely affect its ability to perform its obligations under this Master Agreement and each Transaction, and (vii) it has knowledge and experience in financial matters and the electric industry that enable it to evaluate the merits and risks of entering into this Master Agreement and each Transaction.

SECTION 3.

OBLIGATIONS AND DELIVERIES

3.1. Seller’s and Buyer’s Obligations. Subject to the terms of this Master Agreement and any applicable Transaction Agreement, Seller, with respect to each Transaction, shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, at the Delivery Point the Contract Quantity, and Buyer shall pay Seller the Contract Price. Seller shall be responsible for any costs or charges imposed on or associated with the delivery of the Contract Quantity up to the Delivery Point. Buyer shall be responsible for any costs or charges Imposed on or associated with the Contract Quantity at and from the Delivery Point.

3.2. Transmission and Scheduling. Seller shall arrange and be responsible for any necessary transmission service to the Delivery Point and shall Schedule or arrange for Scheduling services with its Transmission Providers to deliver the Power to the Delivery Point. Buyer shall arrange and be responsible for transmission service at and from the Delivery Point and shall Schedule or arrange for Scheduling services with its Transmission Providers to receive the Power at the Delivery Point. Each Party shall designate Authorized Representatives to effect the Scheduling of the Contract Quantity of Power.

3.3. Title, Risk of Loss and Indemnity. Seller warrants that it will deliver to Buyer the Contract Quantity free and clear of all liens, claims, and encumbrances arising prior to the Delivery Point. Title to and risk of loss related to the Contract Quantity shall transfer from Seller to Buyer at the Delivery Point.

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Notwithstanding any limitation or exclusion prescribed by Section 5.1 or any other provision of this Agreement, each Party shall indemnify and hold harmless the other Party, its directors, officers, employees, agents, and contractors for, against, and from any and all Claims for personal injury (including mental anguish), death, or damage to the property of any third party(s) arising from or out of any event circumstance, act, or incident first occurring or existing during the period when title to the Power is vested in the indemnitor; provided, however, the obligations prescribed by this sentence shall not apply to the extent such Claims are determined to be attributable to the negligence, gross negligence, willful misconduct, or strict liability in tort of the indemnitee, its directors, officers, employees, agents and/or contractors, if any (it being the intent of the Parties that the indemnitee shall be entitled to comparative indemnification for such Claims).

3.4. Force Majeure. If either Party is rendered unable by Force Majeure to carry out in whole or part, its obligations with respect to a Transaction and such Party gives notice and full details of the event to the other Party as soon as practicable after the occurrence of the event, then the obligations of the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended for such period as is necessary for the Party claiming Force Majeure, using all reasonable dispatch, to remedy either the event of Force Majeure or the effects thereof so as to be able to resume performance; provided, however, that this provision shall not require Seller to deliver, or Buyer to receive, Power at points other than the Delivery Point.

3.5. Failure to Deliver/Receive in Firm Transactions. (a) Unless excused by Force Majeure in accordance with Section 3.4 or Buyer’s failure to perform any material obligation under this Agreement, if Seller fails to deliver all or part of the Contract Quantity pursuant to a Firm Transaction that Buyer has Scheduled, Seller shall pay Buyer, on the date payment would otherwise be due to Seller, an amount for each MWh of such deficiency equal to the positive difference, if any, obtained by subtracting the Contract Price from the Replacement Price. “Replacement Price” means the price at which Buyer, acting in a commercially reasonable manner, purchases substitute Power not delivered by Seller (plus any (i) Costs (as the term “Cost” is defined in Section 4.2) reasonably incurred by Buyer in purchasing the substitute Power, and (ii) additional transmission charges incurred by Buyer to the Delivery Point) or, absent a purchase, the market price for such quantity at such Delivery Point as determined by Buyer in a commercially reasonable manner. For purposes of determining Buyer’s Replacement Price and its duty to mitigate damages under Section 5.2, Buyer shall not be required to use or change its use of its owned or controlled assets or market positions to minimize Seller’s liability.

(b) Unless excused by Force Majeure in accordance with Section 3.4 or Seller’s failure to perform any material obligation under this Agreement, if Buyer fails to receive (i) the minimum requirement of the Contract Quantity, if any, as required to be received pursuant to a Firm Transaction or (ii) amounts of Power that the Parties agreed to Schedule pursuant to a Firm Transaction, Buyer shall pay Seller, on the date payment would otherwise be due, an amount for each MWh of such deficiency equal to the positive difference, if any, obtained by subtracting the Sales Price from the Contract

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Price. “Sales Price” means the price at which Seller, acting in a commercially reasonable manner, resells the Power not received by Buyer (plus any (i) Costs reasonably incurred by Seller in selling such minimum requirement, and (ii) additional transmission charges incurred by Seller) or, absent a resale, the market price for such quantity at the Delivery Point as determined by Seller in a commercially reasonable manner. For purposes of determining Seller’s Sales Price and its duty to mitigate damages under Section 5.2, Seller shall not be required to use or change its use of its owned or controlled assets or market positions to minimize Buyer’s liability.

(c) Notwithstanding the requirements and obligations specified in this Section 3.5, the Parties in a written Transaction Agreement may agree to alternative arrangements that would apply in the event of a Seller’s failure to deliver or a Buyer’s failure to accept the Contract Quantity or any portion thereof.

3.6. Failure to Deliver/Receive Non-Firm Transactions. A Party may be excused from delivering or receiving the Contract Quantity, in whole or in part, in a Non-Firm Transaction for any reason without liability.

3.7 Exclusive Remedy. Except as may be provided in a Transaction Agreement, the applicable remedy prescribed by Section 3.5 shall be the sole and exclusive remedy for a Party’s failure to deliver or receive the Contract Quantity referenced therein.

SECTION 4.

DEFAULTS AND REMEDIES

4.1. Events of Default. An “Event of Default” shall mean with respect to a Party (“Defaulting Party”): (i) the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is received by the Defaulting Party from the other Party (“Non-Defaulting Party”) and provided the payment is not the subject of a good faith dispute as described in Section 6, (ii) any representation or warranty made by the Defaulting Party pursuant to Section 2 shall prove to be false or misleading in any material respect when made, (iii) the failure to perform any material covenant set forth in this Agreement (other than the events that are otherwise specifically covered in this Section 4.1 as a separate Event of Default or its obligations to deliver or receive Power the exclusive remedy for which is provided in Section 3) or any Transaction Agreement, and such failure is not excused by Force Majeure in accordance with Section 3.4 or cured within five (5) Business Days after written notice thereof is received by the Defaulting Party, (iv) the Defaulting Party shall be subject to a Bankruptcy Proceeding, or (v) Adequate Assurance of Performance is not provided in accordance with Section 4.4.

4.2. Remedies upon an Event of Default. (a) If an Event of Default occurs at any time during the term of this Agreement, the Non-Defaulting Party may, for so long as the Event of Default is continuing, (i) establish a date (which date shall be between 2 and 20 Business Days after the Non-Defaulting Party delivers notice) (“Early

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Termination Date”) on which (x) if the Event of Default arises under clauses (i) or (iii) of Section 4.1, the Transaction(s) underlying or giving rise to such Event of Default shall terminate (each a “Terminated Transaction”) or (y) if the Event of Default arises under clauses (ii) (unless relating to the failure to obtain regulatory approval for any Transactions (Section 2(ii)), in which case only those specific Transactions may be terminated), (iv), or (v) of Section 4.1, all Transactions shall terminate, and (ii) withhold any payments due in respect of the Terminated Transaction(s). If an Early Termination Date has been designated, the Non-Defaulting Party shall in good faith calculate its Gains, Losses, and Costs resulting from the termination of the Terminated Transaction(s). The Gains and Losses shall be determined by comparing the value of the remaining term, Contract Quantities and Contract Prices under each Terminated Transaction had it not been terminated to the equivalent quantities and relevant market prices for the remaining term either quoted by a bona fide third-party offer or which are reasonably expected to be available in the market under a replacement contract for each Terminated Transaction. To ascertain the market prices of a replacement contract, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Power futures contracts, quotations from leading dealers in energy swap contracts, and other bona fide third-party offers, all adjusted for the length of the remaining term and differences in transmission. It is expressly agreed that a Non-Defaulting Party shall not be required to enter into replacement transactions in order to determine the amount due under Section 4.2. The Non-Defaulting Party shall aggregate such Gains and Losses, and all associated Costs with respect to all Terminated Transaction(s) into a single net amount and if the Non-Defaulting Party’s (i) aggregate Losses and Costs exceed (ii) its aggregate Gains, the Defaulting Party shall, within five (5) Business Days of receipt of written demand, pay the difference between the aggregate sums referenced in clauses (i) and (ii) of this sentence (the “Termination Payment”) to the Non-Defaulting Party, which Termination Payment shall bear interest at the Interest Rate from the Early Termination Date until paid. If the Non-Defaulting Party’s (i) aggregate Gains equal or exceed (ii) the sum of its aggregate Losses and Costs, the Termination Payment shall be zero, and the Defaulting Party shall have no interest in or right or entitlement to, and shall not claim that it should be owed, the difference, if any, between the aggregate sums referenced in clauses (i) and (ii) of this sentence.

(b) As used in this Agreement with respect to each Party: (i) ”Costs” shall mean, with respect to a Party, brokerage fees, commissions, and other similar transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace a Terminated Transaction, and attorneys’ fees, if any, incurred in connection with enforcing its rights under this Agreement; (ii) “Gains” shall mean, with respect to a Party, an amount equal to the present value of the economic benefit (exclusive of Costs), if any, to it resulting from the termination of its obligations with respect to a Terminated Transaction, determined in a commercially reasonable manner; and (iii) “Losses” shall mean, with respect to a Party, an amount equal to the present value of the economic loss (exclusive of Costs), if any, to it resulting from the termination of its obligations with respect to a Terminated Transaction, determined in a commercially reasonable manner. At the time for payment of any amount due under this Section 4.2, each Party shall pay to the other Party all additional amounts payable

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by it pursuant to this Agreement (e.g., amounts owed for services provided prior to termination), but all such amounts shall be netted and aggregated with any Termination Payment payable hereunder.

(c) Notwithstanding any other provision of this Agreement if Buyer or Seller fails to pay to the other Party any amounts when due and such failure is not cured within five (5) Business Days following the delinquent Party’s receipt of written notice describing such nonpayment in reasonable detail, the Non-Defaulting Party may, regardless of whether it elects to exercise its remedies under Section 4.2(a), (i) suspend performance of any or all of its obligations related to any Transactions until such amounts plus interest at the Interest Rate have been paid and/or (ii) exercise any remedy available at Law to enforce payment of such amount plus interest at the Interest Rate; provided, however; If the non-paying Party, in good faith, shall dispute the amount of any such billing or part thereof and shall pay such amounts as it concedes to be correct, no suspension shall be permitted.

4.3. Other Events. Unless the Parties agree otherwise in a Transaction Agreement, in the event Buyer or Seller is regulated by a federal, state, or local regulatory body, and such body shall either (i) disallow all or any portion of any costs incurred or yet to be incurred by Buyer through a purchase, or (ii) through its setting of rates attribute costs to a sale made by Seller under any provision of this Agreement, such action shall not operate to excuse Buyer or Seller from performance of any obligation nor shall such action give rise to any right of Buyer or Seller to any refund or retroactive adjustment of the Contract Price provided in any Transaction. Notwithstanding the foregoing, if a Party’s activities hereunder become subject to regulation of any kind whatsoever under any Law to a greater or different extent than that existing on the Effective Date and such regulation renders this Agreement illegal or unenforceable in its entirety, the Parties shall, through their duly authorized representatives, convene to discuss and assess in good faith appropriate modifications to or restructuring of this Agreement so that it is no longer rendered illegal or unenforceable; provided, however, if despite such good faith efforts the Agreement cannot be so modified or restructured, either Party shall have the right to declare an Early Termination Date effective as of the date this Agreement becomes illegal or unenforceable and no Termination Payment shall be owing to either Party.

4.4. Credit Assurances. (a) If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance in an amount determined by X in a commercially reasonable manner. In the event that Y fails to provide Adequate Assurance of Performance reasonably acceptable to X within three (3) Business Days following Y’s receipt of such demand, an Event of Default under Section 4.1 will be deemed to have occurred and X will be entitled to the remedies set forth in Section 4.2 of this Master Agreement.

(b) Absent a change in a Party’s (Y’s) financial circumstances that would justify a request by the other Party (X) for Adequate Assurance of Performance in accordance with Section 4.4, X may only request Adequate Assurance of

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****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Performance to the extent that Y’s obligations under this Agreement (after netting of all obligations pursuant to Section 6.2) exceed the applicable credit limit. The credit limit for each Party, which is based upon each Parties’ creditworthiness as of the Effective Date, is as follows: (i) for Counterparty, and (ii) for Company. Either Party may request Adequate Assurance of Performance to secure payment projected to be owed in excess of the applicable credit limit amount irrespective of whether a change in financial circumstances has occurred.

(c) Upon the occurrence of a material change in the creditworthiness of a Party (“X”), the Parties shall convene within a reasonable time (but in no event more than fifteen (15) days following a Party’s receipt of written request) to establish a revised credit limit for X based upon Y’s standard criteria for creditworthiness which, in turn, shall be based upon commercially reasonable criteria; provided, however, that in the event that the Parties are unable to agree to a revised credit line, each Party reserves its respective rights (i.e., (i) Y to either retain or modify X’s credit limits based on its standard criteria, and (ii) X to dispute the credit limit that Y retains or establishes).

SECTION 5.

LIMITATIONS; DUTY TO MITIGATE

5.1. Limitation of Remedies, Liability and Damages. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. EXCEPT FOR CLAIMS FOR INDEMNIFICATION UNDER SECTION 3.3, EACH TO WHICH THE PROVISIONS OF THIS SECTION 5.1 SHALL NOT APPLY, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

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5.2. Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

5.3. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

SECTION 6.

BILLING; PAYMENT

6.1. Billing and Payment. Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 8.3) for each calendar month during which purchases/sales are made, a statement setting forth the total quantity of Power that was Scheduled or that Buyer was obligated to purchase and any other charges due Seller, including Demand Charges or payments or credits between the Parties pursuant to Section 3.5, under this Agreement during the preceding month and the total net amounts due to Seller from Buyer therefor. Billing and payment will be based on Scheduled hourly quantities (with such amount adjusted as appropriate for curtailments that are allowable under a Transaction Agreement). On or before ten (10) days after receipt of Seller’s statement or if such day is not a Business Day, the immediately following Business Day, Buyer shall render, by wire transfer or as otherwise agreed between the Parties, the amount set forth on such statement to the payment address provided in Exhibit “A” appended to this Master Agreement. Overdue payments shall accrue interest from, and including, such tenth (10th) day (or following Business Day, as applicable) to, but excluding, the date of payment at the Interest Rate. If Buyer, in good faith, disputes a statement, Buyer shall provide a written explanation of the basis for the dispute and pay the portion of such statement conceded to be correct no later than such tenth (10th) day (or following Business Day, as applicable). If any amount disputed by Buyer is determined to be due to Seller, it shall be paid within ten (10) days of such determination, along with interest accrued at the Interest Rate from the date such payment was originally due to the date paid.

6.2. Mandatory Netting/Setoff. On or before the tenth (10th) calendar day of each month the Parties shall communicate by telephone to determine whether the netting and setoff provisions of this Section 6.2 are applicable to the payments to be made with respect to such month. Any amounts (other than amounts disputed in good faith) owed by the Parties under this Agreement shall be aggregated and the Parties shall discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, and other remedies and defenses consistent with Section 4 (to the extent not expressly

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herein waived or denied) which such Party has or may be entitled to arising from or out of this Agreement. All outstanding Transactions and the obligations to make payment in connection therewith or under this Agreement (including any damages that may be determined and owed in accordance with Section 3.5 and any Termination Payment determined and owed in accordance with Section 4.2) may be offset against each other, set off, or recouped therefrom. A Party’s failure to net, offset, setoff, or recoup such obligations shall not alter, waive, or otherwise affect such Party’s right to payment under this Agreement.

6.3. Audit. Each Party (and its representative (s)) has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments with such statement and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of four (4) years from the rendition thereof.

SECTION 7.

TAXES

7.1. Taxes. Seller shall pay or cause to be paid all taxes imposed by any governmental authority (“Taxes”) on or with respect to a Transaction arising prior to the Delivery Point, Buyer shall pay or cause to be paid all Taxes on or with respect to a Transaction at and from the Delivery Point (other than ad valorem, franchise, or income Taxes that are related to the sale of Power and are, therefore, the responsibility of the Seller). In the event Seller is required by Law to remit or pay Taxes that are Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such Taxes. If Buyer is required by Law to remit or pay Taxes that are Seller’s responsibility hereunder, Buyer may deduct the amount of any such Taxes from the sums due to Seller under Section 6 of this Agreement. Nothing shall obligate or cause a Party to pay or be liable to pay any Taxes for which it is exempt under Law.

7.2. Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Master Agreement in accordance with the intent of the parties to minimize all Taxes, so long as neither Party is adversely affected by such efforts.

SECTION 8.

MISCELLANEOUS

8.1. Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from

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liability hereunder), (i) transfer, sell, pledge, encumber or assign its rights under this Agreement or the accounts; revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an Affiliate of such Party provided that the creditworthiness of such Affiliate is equal to or greater than that of the transferring entity, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof. Additionally, in the event a Party undertakes a reorganization to comply with any Law (including, without limitation, Section 39.051 of the Texas Utility Code), the Parties agree that such Party may transfer or assign this Agreement (including any Transaction Agreements entered into pursuant to this Master Agreement) to an Affiliate, and be released of its obligations thereunder, provided that the Affiliate’s ultimate parent company provides a guarantee of the Affiliate’s payment obligations at terms and conditions that are reasonably acceptable to the receiving Party.

8.2. Financial Information. If requested by Counterparty, the Company shall deliver within 120 days following the end of each fiscal year, a copy of its audited consolidated financial statements for such fiscal year certified by independent certified public accountants. If requested by the Company, Counterparty shall deliver within 120 days following the end of each fiscal year, a copy of its audited consolidated financial statements for such fiscal year certified by independent certified public accountants. In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP or such other principles then in effect; provided, should any such statements not be available within such 120 day period due to a delay in preparation or certification, such delay shall not be considered a default so long as such Party diligently pursues the preparation, certification and delivery of the statements.

8.3. Notices. All notices, demands, requests, statements, Confirmations, payments, or other communications between the Parties shall be made as specified in Exhibit “A”. Notices and other communications required to be in writing shall be delivered by letter, facsimile, or other documentary form. All notices and other written communications shall be effective upon receipt if sent by facsimile, the next Business Day if sent by overnight courier, or three days later if mailed, provided, however, that receipt after 5:00 p.m. local time of the recipient shall be effective the following Business Day. A Party may change its addresses by providing notice of same in accordance herewith.

8.4. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAWS.

8.5. Survival. The following provisions shall survive the expiration or termination of this Master Agreement: Sections 1.3, 3.3, 3.5, 4.2, 5.1, 5.2, 6.2, 6.3, 8.3, 8.4, 8.5, 8.6, 8.7, and 8.8. The provisions of any Transaction Agreement shall survive

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the expiration or termination of such Transaction Agreement to the extent necessary to give such provisions their intended meaning and effect.

8.6. General. This Master Agreement, the Exhibits and Appendices hereto, if any, and each Transaction Agreement constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. No amendment or modification to this Master Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Master Agreement shall not impart any rights enforceable by any third-party other than a permitted successor or assignee bound to this Agreement. No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Nothing in this Master Agreement shall be construed to create a partnership or joint venture between the Parties. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement, and the Parties shall use their best efforts to reform this Agreement in order to give effect to the original intent of the Parties. The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only.

8.7 Rate Changes, Mobile-Sierra. The terms and conditions and the rates-for service specified in this Agreement shall remain in effect for the term of each Transaction hereunder. Absent the Parties’ agreement in a written Transaction Agreement, this Master Agreement and any Transaction Agreement entered into pursuant to this Master Agreement shall not be subject to change by application of either Party pursuant to the provisions of Section 205 or 206 of the Federal Power Act.

Absent the agreement of all Parties to the proposed change, or a process by which or circumstances under which a Party may seek a change in rates, the standard of review for changes to this Master Agreement or any Transaction Agreement entered pursuant to this Master Agreement whether proposed by a Party, a non-party or FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956), and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

8.8 Terminations.

The Parties acknowledge that under FERC regulations (specifically 18 C.F.R. §35.15(b)(2)), neither Party is required to provide FERC with a notice of termination before it may terminate any Transaction entered into under this Master Agreement, in accordance with the terms of the Master Agreement and the corresponding Transaction Agreement Neither Party will contend before any forum that such a notice of termination is required.

12

8.9 Bankruptcy.

Each Party further agrees that, for purposes of this Agreement, the other Party is not a “utility” as such term is used in 11 U.S.C. Section 366, and each Party waives and agrees not to assert the applicability of the provisions of 11 U.S.C. Section 366 (as may be amended from time to time) in any bankruptcy proceeding wherein such Party is a debtor. In any such proceeding, each Party further waives the right to assert that the other Party is a “provider of last resort.”

The Parties have executed this Master Agreement in multiple counterparts to be construed as one effective as of the Effective Date.

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SOUTHWESTERN PUBLIC SERVICE COMPANY

By:	/s/ Paul J. Bonavia
Name:	Paul J. Bonavia
Title:	Vice President

By:	/s/ Gary L. Gibson
Name:	Gary L. Gibson
Title:	President and CEO

EL PASO ELECTRIC COMPANY

By:	/s/ Gary R. Hedrick
Name:	Gary R. Hedrick
Title:	President and CEO

By:	/s/ J. Frank Bates
Name:	J. Frank Bates
Title:	Vice President and COO

APPROVED AS TO FORM
OFFICE OF THE GENERAL COUNSEL	/s/ Illegible

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APPENDIX “1” – DEFINITIONS

MASTER ENERGY PURCHASE AND SALE AGREEMENT

All references to Articles and Sections are to those set forth in this Agreement. Reference to any document means such document as amended from time to time and reference to any Party includes any permitted successor or assignee thereof. The following definitions and any terms defined internally in this Agreement shall apply to this Agreement and all notices and communications made pursuant to this Agreement.

“Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to the Party requesting such assurance, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset, guaranty from a creditworthy entity, or such other means as the Parties may mutually agree.

“Affiliate” means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

“Authorized Representatives” means those individuals, designated by a Party who has the authority to negotiate and enter into a Transaction on behalf of such Party. Each Party’s Authorized Representatives may be changed by written notice provided in accordance with Section 8.3.

“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (i) makes an assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or becomes a debtor pursuant to an order for relief entered under 11 U.S.C. §303(h) (as may be amended from time to time), (iii) otherwise becomes bankrupt or insolvent (however evidenced), or (iv) is unable to pay its debts as they fall due.

“Business Day” means a day on which banks in New York City are open for business; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for each Party’s principal place of business.

“Buyer” means the Party to a Transaction who is obligated to purchase and receive, or cause to be received, Power during a Period of Delivery.

“Claims” means all claims, demands, or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees

i

and court costs, whether incurred by settlement or otherwise, and whether such claims, demands, or actions are threatened or filed prior to or after the termination of this Agreement.

“Confirmation” means a written notice confirming the specific terms of an oral Transaction Agreement which may be in any form adequate at law; an example of a Confirmation which may be utilized hereunder is shown in “Exhibit B-1”.

“Contract Price” means the price in $U.S. per MWh (unless otherwise provided for) to be paid by Buyer to Seller for the purchase of Power, including the Power Price, Demand Charges, Transmission Charges, and any other charges, if any, pursuant to a Transaction.

“Contract Quantity” means that quantity of Power that Seller agrees to sell and deliver, or cause to be delivered, to Buyer, and that Buyer agrees to purchase and receive, or cause to be received, from Seller, pursuant to the terms of a Transaction.

“Costs” shall have the meaning defined in Section 4.2(b)(i).

“Delivery Point” means the agreed point of delivery and receipt of Power pursuant to a Transaction.

“Demand Charges” means the amount, if any, to be paid by Buyer to Seller for capacity as agreed to by the Parties in a Transaction.

“Equitable Defenses” means any bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

“Event of Default” shall have the meaning defined in Section 4.1.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Firm” means, with respect to a Transaction unless otherwise specified in a written Transaction Agreement, that the only excuse for the failure to deliver Power by Seller or the failure to receive Power by the Buyer pursuant to a Transaction is Force Majeure or the other Party’s non-performance of a material duty or obligation under this Master Agreement or any Transaction Agreement.

“Force Majeure” means (with respect to Firm Transactions) an event not anticipated as of the Effective Date, which is not within the reasonable control of the Party (or in the case of third party obligations or facilities, the third party) claiming suspension (the “Claiming Party”), which is not the result of negligence of the Claiming Party, and which by the exercise of due diligence the Claiming Party, or third party, is unable to prevent, overcome or obtain or cause to be obtained a commercially reasonable substitute therefor. Force Majeure may include, but is not restricted to: acts of God; fire; civil disturbance; labor dispute; labor or material shortage (unless caused by the Claiming Party’s failure to exercise reasonable diligence to secure such materials); sabotage; action or restraint by court order or public of governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, that none of (i) the loss of Buyer’s markets nor Buyer’s inability economically to use or resell Power purchased hereunder or (ii) Seller’s ability to sell Power to a market at a more advantageous price shall constitute an event of Force Majeure. Notwithstanding anything herein to the contrary, nothing in this Master Agreement shall obligate either Party to settle any strike or other labor dispute.

“GAAP” means generally accepted accounting principles, consistently applied.

“Gains” shall have the meaning defined in Section 4.2(b)(ii).

“Interest Rate” means, for any date, two percent over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under “Money Rates”; provided, the Interest Rate shall never exceed the maximum lawful rate permitted by applicable law.

“Law” means any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination by a court, regulatory agency, regional transmission organization or governmental authority of competent jurisdiction.

“Legal Proceedings” means any suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority.

“Losses” shall have the meaning defined in Section 4.2(b)(iii).

“Non-Firm” means with respect to a Transaction, unless otherwise set forth in a Transaction Agreement signed by both Parties, that delivery or receipt of Power may be interrupted for any reason, without liability by either Party, including, without limitation, price fluctuations.

“OATT” means Transmission Provider’s open-access transmission tariff satisfying the requirements of the FERC under Order No. 888 and subsequent orders.

“Period of Delivery” means the period of time from the date physical delivery of the Power is to commence to the date physical delivery is to terminate under a Transaction.

“Power” means energy expressed in megawatt hours (MWh) or capacity expressed in megawatts (MW) to the extent designated in a Transaction Agreement, or both. Unless expressly agreed to in a Transaction Agreement, energy supplied shall be of the character commonly known as three-phase, sixty-hertz electric energy that is delivered at the nominal voltage of the Delivery Point.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Power Price” means the price in $U.S. (unless otherwise provided for) per MWh to be paid by Buyer to Seller for Power in a Transaction.

“Replacement Price” shall have the meaning defined in Section 3.5(a).

“Sales Price” shall have the meaning defined in Section 3.5(b).

“Scheduling” or “Schedule” means the acts of Seller, Buyer and/or their designated representatives, including each Party's Transmission Providers, if applicable, of notifying, requesting, and confirming to each other the quantity and type of Power to be delivered hourly on any given day or days during the Period of Delivery at a specified Delivery Point.

“Seller” means the Party to a Transaction who is obligated to sell and deliver or cause to be delivered Power during a Period of Delivery.

“Transaction” means a particular transaction agreed to by the Parties relating to the purchase and sale of Power pursuant to this Master Agreement.

“Transaction Agreement” means a written or oral agreement executed or reached by the Parties to form and effectuate a Transaction. Written Transaction Agreements shall be substantially in the form of Exhibit “B-2”; oral Transaction Agreements will include similar information.

“Transmission Charges” means the amount, if any, to be paid by Buyer to Seller for transmission services as agreed to by the Parties in a Transaction.

“Transmission Provider” means the entity or entities transmitting Power on behalf of Seller or Buyer (which may include Buyer’s or Seller’s transmission function) to or from the Delivery Point in a particular Transaction.

EXHIBIT “A”

MASTER ENERGY PURCHASE AND SALE AGREEMENT

NOTICES AND PAYMENT

COMPANY:
NOTICES & CORRESPONDENCE: SOUTHWESTERN PUBLIC SERVICE COMPANY 1099 18TH STREET, SUITE 3000 DENVER, CO 80202 ATTN: DIRECTOR, CONTRACT ADMINISTRATION FAX NO: (303) 308-7639 PHONE NO: (303) 308-2710	PAYMENTS: Southwestern Public Service Company Wire Transfer: BNK: ABA: ACCT Name: ACCT: Phone No.: Fax No.:

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

INVOICES: TAMMY GORDON, ACCOUNTING MANAGER FAX NO: (303)308-7657 PHONE NO: (303)308-7739

COUNTERPARTY:

NOTICES & CORRESPONDENCE: MR. STEVEN BURACZYK SUPERVISOR, RESOURCE MANAGEMENT EL PASO ELECTRIC COMPANY P.O. BOX 982 EL PASO, TEXAS 79960 PHONE NO. (915) 543-4368 FAX NO. (915) 521-4751	PAYMENTS: WIRE TRANSFER: COMPANY NAME: TAXPAYER ID NUMBER: COMPANY ADDRESS: CONTACTS: BANK: LOCATION: ABA(ROUTING TRANSIT NO.): CREDIT: ACCT: TYPE OF ACCOUNT:

INVOICES: MS. KATHY PETERSON PHONE NO. (915) 543-2039 FAX NO. (915) 521-4751

OR TO SUCH OTHER ADDRESS AS COUNTERPARTY OR                      SHALL FROM TIME TO TIME DESIGNATE BY LETTER PROPERLY ADDRESSED.

A-5

EXHIBIT “B-1”

MASTER ENERGY PURCHASE AND SALE AGREEMENT

FORM OF CONFIRMATION FOR

TRANSACTIONS FORMED UNDER SECTION 1.2(ii)

[DATE]

[ADDRESS]

Attn.:

CONFIRMATION LETTER

This letter shall confirm the agreement reached on                                     , 200     between                                                   (“Counterparty”) and Southwestern Public Service Company (the “Company”) regarding the sale/purchase of Power under the terms and conditions as follows:

SELLER:

BUYER:

PRODUCT:
CAPACITY:
ENERGY:

DELIVERY PERIOD:

DELIVERY HOURS:

DELIVERY POINT:

CONTRACT QUANTITY:

CONTRACT PRICE:
DEMAND CHARGES:
ENERGY PRICE:
TRANSMISSION CHARGES:
ANCILLARY SERVICES
OTHER (INCLUDING SPECIAL
PENALTIES)

B-1-1

FIRMNESS/CURTAILMENT:
FIRM/NONFIRM
SPECIAL CURTAILMENT PROVISIONS

SCHEDULING:

OTHER:

This Confirmation Letter is being provided pursuant to and in accordance with the Master Power Purchase and Sale Agreement dated                     , 200     (the “Master Agreement”) between Counterparty and the Company, and constitutes part of and is subject to all of the terms and provisions of such Master Agreement. Terms used but not defined herein shall have the meanings ascribed to them in this Master Agreement.

Please confirm that the terms stated herein accurately reflect the agreement between you and the Company by returning an executed copy of this letter by facsimile to the Company. If you do not return this Confirmation Letter or object to this Confirmation Letter within two Business Days of your receipt of it, you will have accepted and agreed to all of the terms included herein, including the terms and provisions of the Agreement.

“COUNTERPARTY”

By:
Title:
Date:

“COMPANY”

By:
Title:
Date:

B-1-2

EXHIBIT “B-2”

MASTER ENERGY PURCHASE AND SALE AGREEMENT

FORM OF TRANSACTION AGREEMENT FOR

TRANSACTIONS FORMED UNDER SECTION 1.2(i)

[DATE]

[ADDRESS]

Attn.:

TRANSACTION LETTER

This Transaction Agreement shall form and effectuate the current proposal between                                  (“Counterparty”) and Southwestern Public Service Company (the “Company”) regarding the purchase and sale of Power under the following terms and conditions:

SELLER:

BUYER:

PRODUCT:
CAPACITY:
ENERGY:

DELIVERY PERIOD:

DELIVERY HOURS:

DELIVERY POINT:

CONTRACT QUANTITY:

CONTRACT PRICE:
DEMAND CHARGES:
ENERGY PRICE:
TRANSMISSION CHARGES:
ANCILLARY SERVICES
OTHER (INCLUDING SPECIAL
PENALTIES)

B-2-1

FIRMNESS/CURTAILMENT:
FIRM/NONFIRM
SPECIAL CURTAILMENT PROVISIONS

SCHEDULING:

OTHER:

This Transaction Agreement is being provided pursuant to and in accordance with the Master Power Purchase and Sale Agreement dated                     , 200     (the “Master Agreement”) between Counterparty and the Company, and constitutes part of and is subject to all of the terms and provisions of such Master Agreement. Terms used but not defined herein shall have the meanings ascribed to them in this Master Agreement.

Please execute this Transaction Agreement and return an executed copy to the Company no later than              a.m. on                     , 200     (“Notification Time”). Your execution should reflect the appropriate party in your organization who has the authority to cause Counterparty to enter into this Transaction. In the event Counterparty fails to execute and deliver this Transaction Agreement by the Notification Time or alters the terms of this Transaction Agreement in any manner, there will be no Transaction pursuant to this Transaction Agreement.

“COUNTERPARTY”

By
Title:
Date:

“COMPANY”

By
Title:
Date:

B-2-2

TRANSACTION AGREEMENT

between

El Paso Electric Company

and

Southwestern Public Service Company

This Transaction Agreement is entered into and is effective as of this 7th day of July, 2004, by and between El Paso Electric Company (“Buyer”) and Southwestern Public Service Company (“Seller”). This Transaction Agreement is entered into pursuant to and in accordance with the Master Power Purchase and Sale Agreement dated July 7, 2004 (“Master Agreement”) between the Buyer and the Seller. The terms of the Master Agreement shall apply to this Transaction Agreement as though set forth herein, provided that any conflict between the terms of the Master Agreement and this Transaction Agreement shall be resolved in favor of this Transaction Agreement. Unless defined herein, capitalized terms used herein shall have the meanings set forth in the Master Agreement.

Section 1 - Transaction

1.1	During the term of, and subject to the terms and conditions of, this Transaction Agreement, Seller agrees to sell and deliver and Buyer agrees to purchase and receive Firm Power service at the Delivery Point (as defined in Section 6 below). Subject to Seller’s curtailment rights under Section 2 below, such Firm Power service shall consist of (i) capacity at the Contract Quantity level specified in Section 4.2 below, and (ii) associated energy up to such Contract Quantity as may be Scheduled by Buyer pursuant to Section 5 below (“Scheduled Energy”).

Section 2 - Continuity of Service

2.1	The Power to be provided by Seller under this Agreement is Firm, subject to the curtailment rights specified in Section 2.2 below. The Seller will make Firm Power (both capacity and energy) up to the Contract Quantity continuously available to the Buyer from the Seller’s generation resources, which include not only existing resources, but future capacity purchases or additions made to meet planning reserves. Seller shall maintain generation resources, including capacity purchases and additions, adequate to meet its planning and operating reserves inclusive of the Contract Quantity as a Firm obligation.

2.2	Scheduled Energy cannot be curtailed except for the following reasons:

(i)	In accordance with Section 3.4 of the Master Agreement (Force Majeure);

(ii)	Due to the installation, maintenance, repair, testing, inspection, or replacement of the Eddy County HVDC tie or transmission facilities related to the Eddy County HVDC tie on Seller’s side of the Delivery Point;

(iii)	Due to the functioning of under-frequency relays, other automatic load shedding equipment, or manual curtailment, but in each instance only to the extent necessary to preserve the integrity of, or to limit any instability on, Seller’s system; or

(iv)	Due to the interruption or curtailment of firm transmission service that prevents the delivery or receipt of Scheduled Energy at the Delivery Point, implemented by any Transmission Provider (including any Affiliate Transmission Provider of Seller).

If the delivery of Scheduled Energy to Buyer under this Transaction is curtailed because of any of the above circumstances and in conformance with the provisions of Section 2.3 below, Seller shall have no liability to Buyer (other than as provided in Sections 4.6 and 6.5 below), and the damages specified in Section 3.5 of the Master Agreement shall not apply.

2.3	In the event of an occurrence specified in Section 2.2 entitling Seller to curtail the delivery of Scheduled Energy, Seller may curtail the delivery of Scheduled Energy to Buyer prior to curtailing energy deliveries to its firm, native load customers (SPS’s retail customers and wholesale customers located within the boundaries of the SPS control area existing as of the effective date of this Transaction Agreement), but only if Seller has first curtailed energy deliveries to its interruptible retail and wholesale customers to the extent allowed by contract. To the extent practicable, Seller shall only curtail Scheduled Energy deliveries under this Transaction Agreement on a pro rata basis with its other sales of equal firmness.

2.4	In no circumstances shall Seller curtail deliveries of Scheduled Energy with the intention of enabling itself to make other sales of capacity or energy of greater value.

2.5	In the event that Buyer curtails deliveries of Scheduled Energy, it shall not be subject to the damages specified in Section 3.5 of the Master Agreement. Buyer shall, however, be obligated to pay Seller the Demand Charge and charges specified in Section 4.5 below in such instances.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6	Except as provided in this Section 2.6, Seller may not sell energy associated with the Contract Quantity to any third party. To the extent that Buyer does not Schedule energy up to the full level of the Contract Quantity for any delivery period, Seller may sell such unscheduled energy on an intraday basis subject to Buyer’s recall of such energy upon not less than ninety (90) minutes notice to Seller. Moreover, in the event Buyer cannot, in whole or in part, receive or accept deliveries of energy provided for under this Transaction Agreement at the Delivery Point (or mutually agreeable alternative delivery point) due to a planned outage of the Eddy County HVDC tie or transmission facilities related to the Eddy County HVDC tie on either side of the Delivery Point, Seller shall have the right to sell such energy that would have otherwise been supplied to Buyer to third-parties for the expected period of the planned outage, subject to Buyer’s recall of the energy upon a Day Ahead Schedule basis in the event the Eddy County HVDC tie and related transmission facilities are restored to service sooner than expected. For unplanned outages that prevent the delivery of energy, in whole or in part, to Buyer or the receipt of energy by Buyer, Seller may sell energy on an intraday basis subject to Buyer’s recall of such energy upon not less than ninety (90) minutes notice in the event the Eddy County HVDC tie and related transmission facilities are restored to service, unless the Parties agree to a different time period.

Section 3 - Term of the Transaction Agreement

The term of this Transaction Agreement shall commence with the hour ending (“HE”) 0100 Mountain Standard Time (“MST”), January 1, 2006, and continue through HE 2400 MST, December 31, 2025.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5 - Scheduling

5.1.	The Parties agree to comply with the scheduling policies or requirements of the North American Electric Reliability Council (“NERC”) and any applicable OATT. Tagging shall be performed according to Western Electric Coordinating Council guidelines and practices, as such may be in effect from time-to-time, or the guidelines and practices of any successor entity or other entity having responsibility for setting such guidelines or standards.

5.2	The Buyer shall provide a preliminary, non-binding schedule two (2) days prior to the delivery date. The Buyer will then Schedule energy in whole MW up to the Contract Quantity by notifying the Seller by 8:30 a.m. prevailing Mountain Time in El Paso, Texas for all energy to be delivered for the following prescheduled day(s) (“Day Ahead Schedule”).

5.3

Subject to transmission availability, the Buyer may change its Scheduled Energy for the Day Ahead Schedule as long as the Buyer provides the Seller no less than ninety (90) minutes notice prior to the top of the delivery hour in which such change is to be effective (each a “Schedule Change”). Seller will attempt to accommodate changes with less than ninety (90) minutes notice provided it does not unreasonably interfere with other commercial opportunities. All changes to the Day Ahead Schedule initiated by the Buyer will be assessed a Schedule Change Charge of multiplied by (i) the number of MWh of any such Schedule Change, whether an increase or a decrease, and by (ii) the number of hours for which such change is effective (a “Schedule Change Charge”). The Schedule Change Charge shall apply only to Schedule Changes initiated by the Buyer and shall not apply to changes necessitated by Force Majeure, transmission or converter constraints, or any interruption, curtailment or failure to deliver or receive Scheduled Energy referenced in Section 2 above. During times of system emergencies on the Buyer’s system, Seller will work in good faith to accommodate shorter noticed Schedule Changes within the constraints of transmission scheduling and tagging requirements.

5.4.	The Parties recognize that although the Scheduling practices prescribed by Section 5 of this Transaction Agreement reflect existing commercial customs and standards, such customs and standards could change during the twenty (20) year term of the Transaction. If a Party believes that Scheduling customs and standards have changed, the matter will be referred to the Operating Committee for resolution, it being the intention of the Parties to reform the Scheduling provisions of this Transaction Agreement to conform to then prevailing customs and standards and Good Utility Practice (as defined in Section 11.3 of this Transaction Agreement).

Section 6 – Delivery Point and Transmission Arrangements

6.1	The Seller shall deliver Scheduled Energy utilizing a firm transmission path, to the east side of the interconnection of the Seller and Buyer systems located near the Eddy County HVDC tie (“Delivery Point”), unless another non-firm delivery point is mutually agreed to by the Parties.

6.2	Each Party shall have the responsibility for arranging firm transmission services (including associated ancillary services) under the applicable OATT (or other permissible arrangements) for the delivery (in the case of the Seller) or receipt (in the case of the Buyer) of energy up to the Contract Quantity at the Delivery Point. Both Parties commit to make request of their applicable Transmission Providers expeditiously so as to obtain the necessary transmission services.

6.3

Each Party recognizes that there may be limitations on the ability to obtain firm transmission service (inclusive of service over and through the Eddy County HVDC tie) up to the full level of the Contract Quantity. In the event that a Party is informed that transmission service up to the full level of the Contract Quantity is unavailable, such Party may convene the Operating Committee to discuss and assess appropriate modifications to this Transaction Agreement (including termination). If the Parties are unable to reach a mutually satisfactory resolution within six (6) months following the referral to the Operating Committee and more than twenty-five percent (25%) of the Contract Quantity cannot be delivered or received due to the unavailability of firm transmission service, either Party shall have a ninety (90) day period in which it may terminate this Transaction Agreement by providing not less than two (2) years prior written notice to the other Party. In the event that a Party terminates the Transaction Agreement in accordance with this Section 6.3, neither Party shall be obligated to pay the Termination Payment provided for in Section 4.2 of the Master Agreement.

6.4	In the event that the unavailability of transmission referenced in Section 6.3 above prevents Seller from delivering or Buyer from receiving the full level of Contract Quantity, the Contract Quantity (and the corresponding monthly Demand Charge billings) shall be reduced to the level of Contract Capacity for which firm transmission service is available until such time as the Parties reach a mutually satisfactory resolution or this Transaction Agreement is terminated, all as prescribed by Section 6.3 above.

6.5	Seller shall cause, if possible, Buyer to be named as a third-party beneficiary in any agreement for firm transmission service entered into to perform its obligations under this Transaction Agreement. In the event that firm transmission service arranged by Seller is interrupted or curtailed by any Transmission Provider, Buyer’s damages shall be limited to such damages that Seller is able to recover from the applicable Transmission Provider. In the event Seller, exercising reasonable legal and commercial discretion, shall elect not to make a claim against the applicable Transmission Provider, Seller shall, at Buyer’s request, if possible, assign to Buyer its rights and remedies to enforce and collect damages under the affected transmission agreements. Each party to this Transaction Agreement shall retain whatever rollover rights it may have on transmission service it acquired in connection with the Transaction Agreement.

Section 7 – Rate Change

It is the intent of the Parties that the charges listed in Sections 4.2 and 4.3(a) are fixed charges that are applicable for the entire term of this Transaction Agreement and are not subject to change except as provided in this Section 7. However, given the length of the term, the Parties have agreed that if Seller experiences a change in its cost structure resulting in costs that cannot be recovered pursuant to the FCA, whether due to new investment, inflation, changes in Law (including, without limitation, changes in environmental Law), additional Taxes, fees, or charges imposed as the result of any changes in Laws after January 1, 2004, or any other causes, such that the charges set forth in Section 4.2 or 4.3(a) above, or both, result in under-recovery by Seller when compared to amounts that Seller would receive under a rate based on average system cost of service, Seller may file under Section 205 of the Federal Power Act (as may be amended or recodified from time to time) to change the Demand Charge or Energy Charge component of the Power Price, or both, solely for the purpose of increasing such charges up to the average system cost of service. Notwithstanding Section 8.7 of the Master Agreement, the “just and reasonable” standard shall apply to the review of such a rate filing. Once Seller has filed to change the Demand Charge or Energy Charge component of the Power Price through a Section 205 filing, Buyer shall subsequently have the right under Section

206 of the Federal Power Act (as may be amended or recodified from time to time) to file a complaint seeking a change in the Demand Charge or Energy Charge component or both if Buyer believes Seller is recovering through such charges more than it would receive under a rate based on an average system cost of service. The “just and reasonable” standard shall likewise apply to the review of such complaint. Either Party may contest and challenge at FERC (or other appropriate forum with jurisdiction, if any) the rate change request of the other Party. In the event that either (i) the rate increase(s) requested by Seller result in an aggregate increase of five percent (5%) or more in the total non-fuel cost of Power (as specified in Section 4.2 and 4.3(a) of this Transaction Agreement) to the Buyer over the term of this Transaction Agreement, or (ii) an aggregate decrease of five percent (5%) or more in the total non-fuel cost of Power (as specified in Section 4.2 and 4.3(a) of this Transaction Agreement) to Buyer over the term of this Transaction Agreement is granted by FERC pursuant to a Section 206 proceeding(s) filed by Buyer, the Party adversely affected by such ruling may, for a period of ninety (90) days following the issuance of an order granting such increase or decrease, terminate this Transaction Agreement by providing not less than two (2) years prior written notice to the other Party. In such event, neither Party shall be obligated to pay the other Party the Termination Payment provided for in Section 4.2 of the Master Agreement.

Section 8 – Adequate Assurance of Performance

If a Party has reasonable grounds for seeking Adequate Assurance of Performance pursuant to Section 4.4 of the Master Agreement, a Party may only request, and the other Party shall only be required to provide, Adequate Assurance of Performance with respect to this Transaction for the following amounts (but only to the extent that their sum is in excess of a Party’s applicable credit limit (as determined pursuant to Section 4.4 of the Master Agreement): (i) amounts due and owing (including any amounts in dispute for which payment may have been withheld in accordance with Section 6.1(b)) and (ii) amounts reasonably projected to become due and owing (assuming no default of the Master Agreement or this Transaction Agreement) for services to be provided pursuant to this Transaction Agreement during the sixty (60) day period following such request.

Section 9 – Taxes

Invoices hereunder will be increased by an amount equal to the sum of the Taxes applicable to the purchase and sale of Power pursuant to this Transaction and payable under federal, state, and local sales Tax acts, including federal, state and local sales Taxes imposed as the result of any change in Law after January 1, 2004.

Section 10 – Operating Committee

10.1 The Parties will establish an Operating Committee to address issues that arise regarding the terms and conditions of this Transaction Agreement. Each Party shall designate by written notice to the other Party the representative who will be authorized to act in its behalf on the Operating Committee. A Party may change its representative on the Operating Committee upon written notice to the other Party. The principal duties of the Operating Committee shall be as follows:

(i)	To establish operating (normal and emergency), scheduling, tagging, and control procedures;

(ii)	To attempt to develop coordinated approaches in recommending maintenance schedules involving the Eddy County HVDC tie or transmission facilities related to such tie;

(iii)	To address and attempt to develop resolutions to those matters that are to be referred to the Operating Committee under this Transaction Agreement, it being understood, however, that the Operating Committee shall have no authority to modify any provisions of this Transaction Agreement and that any recommendations that it makes to modify this Transaction Agreement must be approved by each Party;

(iv)	To resolve disputes about such other matters as either Party may raise under this Transaction Agreement; and

(v)	To perform any other duties necessary for the proper functioning of this Transaction Agreement.

10.2 If the Operating Committee is unable to agree on any matter over which it has authority under this Transaction Agreement, it may, within fifteen (15) days after determining that it cannot reach agreement, refer the matter in writing to the chief executive officers of the Parties. If the chief executive officers are unable to agree on the matter within forty-five (45) days after the referral, then either Party may initiate legal or other proceedings in connection with such dispute; provided, however, the foregoing conditions precedent to initiation of such proceedings shall not apply to any action, claim, or other matter that, by reason of compliance with such conditions, would otherwise be barred by any statutory limitations.

10.3 Notwithstanding the provisions of Section 4.1 of the Master Agreement, a Party shall, as a condition precedent to the termination of this Transaction Agreement (other than a termination under Section 4.1 (i) and (iv) of the Master Agreement), (i) refer such matter to the Operating Committee for attempted resolution, and (ii) if the Operating Committee is unable to resolve such mater within thirty (30) days (or such longer time as the Parties may agree in writing) following referral, refer such matter to the chief executive officers of each Party for attempted resolution for a period of fifteen (15) days (or such longer time as the Parties may agree in writing) following such referral.

Section 11 – Other

11.1 Notwithstanding Section 4.3 of the Master Agreement, the Parties acknowledge that this Transaction Agreement may need to be terminated or amended in the event that it is subject to adverse regulatory action. In the case of Seller, adverse regulatory action would occur if FERC or any state commission having jurisdiction over

** = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Seller in a ratemaking case assigns or attributes costs to this Transaction Agreement in such a manner that this Transaction Agreement will result in an under-recovery of what Seller would receive under a rate based on average system cost of service, or if FERC requires a modification of rates on the basis of a conclusion that Seller should not be able to make the sale provided for herein at market-based rates. In the case of Buyer, adverse regulatory action would occur if FERC or any state commission having jurisdiction over Buyer disallows the recovery of costs incurred under this Transaction Agreement. In the event either Party is subject to such an adverse regulatory action, it may convene the Operating Committee to discuss and assess what modifications to this Transaction Agreement (including termination), may be appropriate. If the Parties are unable to reach a mutually satisfactory resolution within six (6) months following the referral to the Operating Committee, either Party shall have a ninety (90) day period in which it may terminate this Transaction Agreement by providing not less than two (2) years prior written notice to the other Party. In the event that a Party terminates the Transaction Agreement in accordance with this Section 11.1, neither Party shall be obligated to pay the Termination Payment provided for in Section 4.2 of the Master Agreement.

11.2 Where a Party may terminate this Transaction Agreement without being subject to the obligation to pay the Termination Payment provided for in Section 4.2 of the Master Agreement, such termination shall relieve neither Party from the obligation to pay amounts due and owing to the other Party under this Transaction Agreement that accrued prior to the effective date of such a termination.

11.3 Each Party shall undertake its obligations under this Transaction Agreement in accordance with Good Utility Practice, namely any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry (subject to regional variation), during the relevant time period, or any of the practices, methods, and acts which in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition.

Section 12 – Economy Energy

Throughout the term of this Transaction Agreement, Seller shall have the right to provide Buyer with economy energy from time to time in an amount and at a time subject to the mutual agreement of the Parties. Economy energy is non-firm energy that can be curtailed by Seller or by Buyer for any reason. The Power Price of the economy energy shall be no greater than EPE’s actual avoided cost minus/MWh.

Section 13 – Signatories

The signatories hereto represent that they have been appropriately authorized to enter this Transaction Agreement on behalf of the Party for whom they sign. This Transaction Agreement is executed as of the date first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Gary R. Hedrick
Printed Name:	Gary R. Hedrick
Title:	President and Chief Executive Officer

By:	/s/ J. Frank Bates
Printed Name:	J. Frank Bates
Title:	Executive Vice President & COO

APPROVED AS TO FORM
OFFICE OF THE GENERAL COUNSEL	/s/ Illegible

SOUTHWESTERN PUBLIC SERVICE COMPANY

By:	/s/ Paul J. Bonavia
Printed Name:	Paul J. Bonavia
Title:	Vice President

By:	/s/ Gary L. Gibson
Printed Name:	Gary L. Gibson
Title:	President and CEO

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.